Exhibit 10.58

AXESSTEL, INC.

2006 CHANGE IN CONTROL PLAN

AND SUMMARY PLAN DESCRIPTION

I.	NAME OF PLAN

The name of the Plan is the Axesstel, Inc. 2006 Change in Control Plan (the “Plan”).

II.	PURPOSE

The purpose of the Plan is to provide an incentive for certain key management employees of Axesstel, Inc. (the “Company”) to facilitate a smooth management transition in the event of a a sale of all or substantially all of the assets of the Company or any consolidation or merger of the Company with or into any other corporation or other entity or person in which the shareholders of the Company prior to such consolidation or merger own less than fifty percent (50%) of the Company’s voting power immediately after such consolidation or merger, excluding any consolidation or merger effected exclusively to change the domicile of the Company (a “Change in Control Transaction”). The Plan shall be administered by the Compensation Committee of the Board of Directors of the Company and provides certain severance benefits to eligible employees.

III.	IMPACT ON OTHER AGREEMENTS

This Plan shall be in lieu of, and not in addition to, any other severance agreements you may currently have with the Company. Participation in this Plan shall not prohibit eligible participants from entering into employment agreements or into separate severance agreements with any successor in interest following the Change in Control Transaction. The impact of this Plan on any such agreement will be governed by the terms of such future agreement.

IV.	ADMINISTRATION OF PLAN

This Plan shall be administered by the Compensation Committee of the Board of Directors of the Company, or in the absence of a Compensation Committee by the full Board. The administrator of the Plan shall have the authority to amend or modify the terms or requirements for eligibility under the Plan.

V.	TERM OF PLAN

The Plan is first effective as of March 31, 2006 and will terminate on June 30, 2008. Notwithstanding the foregoing, the Plan will terminate automatically in the event that a Change in Control Transaction does not take place on or before December 31, 2006.

VI.	ELIGIBILITY

A. You are eligible for benefits under this Plan if:

(i) You are one of the following employees serving key management positions:

Clark Hickock, Chief Operating Officer

Pat Gray, Vice President Finance and Controller

Lixin Cheng, Chief Sales Officer; or

Such other key management employee as may be designated by the Plan administrator from time to time during the term of the Plan.

(ii) a Change in Control Transaction takes place while this Plan is in effect;

(iii) The Company or its successor terminates your employment or you resign your employment For Cause on or before the one year anniversary of the closing of the Change in Control Transaction, where “For Cause” for these purposes means in response to a diminution of job title or breadth of management responsibilities, a reduction in salary or material reduction in benefits, or a demand for relocation to an area more than 50 miles from the Company’s facilities in San Diego, California; and.

(iv) Upon your termination of employment, you must execute, and not thereafter revoke, an Agreement and Release, in the form then provided to you by the Company. If you are over the age of 40, you will have twenty-one (21) days to consider the Agreement and Release and seven (7) days to revoke it (the Agreement and Release is not enforceable until after the seven day period has expired). You will be granted the severance benefits offered under this Plan only if you execute, and not thereafter revoke, the Agreement and Release. You should consult an attorney before executing the Agreement and Release.

B. You will be ineligible for severance benefits under this Plan if:

(i) You resign, abandon or voluntarily terminate your job other than For Cause, or you do not satisfy the criteria set forth in subparagraph A above; or

(ii) You are terminated for Cause. The term “Cause” means termination by the Company of an Employee’s employment due to (a) willful and repeated failure to comply with the lawful written directions of the Company’s officers or Board of Directors; (b) gross negligence or willful misconduct in the performance of duties to the Company; (c) commission of any act of fraud with respect to the Company or the Company’s business; (d) conviction of or being formally charged with the commission of any felony; (e) conviction of a crime involving moral turpitude or theft or embezzlement of property from the Company; (f) any misappropriation and/or intentional and unauthorized disclosure of the Company’s confidential and/or proprietary information; and/or (g) use of drugs or any illegal substance, or alcohol in any manner that interferes with the performance of an Employees duties. The Company retains the sole discretion to determine whether an Employee’s employment shall be terminated for “Cause.”

VII.	SCHEDULE OF BENEFITS

If you are eligible to receive severance benefits under Section III.A.:

A. You will receive a severance payment from this Plan (subject to tax withholding) equal to one year of your base salary in effect at the time of the Change in Control Transaction.

B. Upon your termination from employment you will no longer be eligible to participate in the Company’s healthcare plans; however, you shall become eligible to elect continuation coverage under COBRA (at applicable COBRA contribution rates) at that time. In the event that you elect to continue coverage under COBRA the Company will reimburse you for the cost of maintaining your current healthcare benefits while you maintain coverage under COBRA, until the earlier of the time you become eligible for health benefits under a new group plan or one year from your termination of employment.

C. Any stock options granted to you under the Company’s stock option plans or stock option agreements now in effect or issued prior to the termination of your employment will continue to vest and be exercisable for a period of one year from the date of termination of your employment.

D. Your participation in all other Company benefit plans will cease upon your employment termination date.

E. You will be permitted to retain your laptop computer and related equipment (e.g. docking station), personal digital assistant and cellular telephone, following your termination from employment provided that the Company is given access to such devices to remove any Company proprietary information.

VIII.	METHOD OF PAYMENT

You will receive your severance payment, together with any accrued and unpaid wages and vacation or paid time off, in a single lump-sum payment on the next regular pay day following the later of your last day of employment or the Company’s receipt of your executed Agreement and Release and the expiration of your seven day revocation period, but in no event later than the March 15th of the year following the year of your termination. Severance payments will be made through the normal payroll system, with appropriate taxes withheld and other normal deductions. At the time of payment of the lump-sum amount, you may elect to fully fund your 401(k) account up to the maximum amount permitted by federal regulations.

IX. INTERNAL REVENUE CODE SECTION 409A COMPLIANCE

This Plan is not intended to be a nonqualified deferred compensation plan as determined under Internal Revenue Code (“Code”) section 409A. Notwithstanding the foregoing, the Committee reserves the right, in its sole discretion, to make any changes necessary to ensure that the Plan is not subject to Code section 409A.

X.	AMENDMENT OR TERMINATION OF PLAN

The Plan administrator reserves the right to amend or terminate this Plan at any time, with or without advance notice, provided however that no amendment may reduce or eliminate any benefits granted hereunder without the consent of the affected participants.

XI.	CIRCUMSTANCES WHICH MAY RESULT IN INELIGIBILITY, LOSS, OR DENIAL OF BENEFITS

Plan benefits may be lost or denied for numerous reasons. For example, the following circumstances may result in loss or denial of benefits:

1.	You do not meet the eligibility requirements described on page 1.

2.	You fail to execute the Agreement and Release.

3.	Benefits cease following completion of the severance period.

4.	The Company becomes bankrupt or insolvent or is otherwise unable to pay benefits.

XII.	MISCELLANEOUS

A. Funding. Nothing contained in this Plan and no action taken pursuant to this Plan will create or be construed to create or require a funded arrangement.

B. Payments to Minors and Incompetents. If you or your beneficiary entitled to receive any benefits hereunder is a minor or is deemed by the Plan Administrator or is adjudged to be legally incapable of giving a valid receipt and discharge for such benefits, they will be paid to the duly appointed guardian of such minor or incompetent or to such other legally appointed person as the Plan Administrator may designate. Such payment shall, to the extent made, be deemed a complete discharge of any liability for such payment under the Plan.

C. Right to Offset. If you are indebted to the Company at any time when severance benefits are to be paid to you under the provisions of the Plan, the Company shall have the right to reduce the amount of such benefits (net of any applicable withholding taxes) to be paid to you (or your beneficiary) to the extent of such indebtedness and by participating in the Plan, you expressly consent to the Company’s right to reduce the amount of such benefits to the extent of such indebtedness. Any election by the Company not to reduce such payment shall not constitute a waiver of its claim for such indebtedness.

D. Governing Law. Except to the extent preempted by Federal law, the Plan shall be governed by and construed in accordance with the internal laws of the State of California.

E. Severability. In case any provision of this Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if such illegal and invalid provisions had never been set forth.

F. Income and Payroll Tax Withholding. To the extent required by the laws in effect at the time payments are made under this Plan, the Company shall withhold from such severance benefits any taxes required to be withheld for federal, state or local tax purposes.

G. Inurement. The Plan shall be binding upon, and shall inure to, the benefit of the Company and its successors and assigns, and you and your beneficiaries, successors, heirs, executors and administrators.

H. Notice. Any notices or elections required or permitted to be given or made under this Plan will be sufficient if in writing and if sent by first class, postage paid mail to your last known address as shown on the Company’s personnel records or to the principal office of the Company, as the case may be. The date of such mailing shall be deemed the date of notice, consent or demand. Either party may change the address to which notice is to be sent by giving notice of the change of address in the manner aforesaid.

I. Captions. The captions contained in the Plan are inserted only as a matter of convenience and for ease of reference in no way define, limit, enlarge or describe the scope or intent of this Plan or in any way affect the Plan or the construction of any provision thereof.

J. Gender and Number. Whenever any words are used herein in any specific gender, they shall be construed as though they were used in any other applicable gender. The singular form, whenever used herein, shall mean or include the plural form where applicable and vice versa.

TO RECORD the adoption of the Plan, the Company has caused this document to be executed by its duly authorized officers as of the 31st day of March, 2006.

AXESSTEL, INC.

By:
Mike Kwon, Chairman and CEO

5